THE TAIWAN FUND, INC. REVIEW
January 2006

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market review:
Due to the profit-taking pressure before the market closed for the Chinese New Year holiday, the Taiwan Stock Exchange Index (“TAIEX”) declined by 0.3% in NT dollar terms in January. However, the TAIEX rose by 2.4% in U.S. dollar terms in January due to the NT dollar appreciation. Both local institutions and proprietary traders were net sellers and net sold NT$ 15.8 billion and NT$ 4.5 billion, respectively. Foreign investors remained net buyers and net bought NT$ 37.9 billion. On the economic front, Taiwan’s export orders and industrial and manufacturing production (“IP”) both beat the consensus expectations in December, with export orders growing 24.2% year on year (yoy) and IP growing 9.5% yoy. Both readings come on the back of four consecutive months of very solid sequential gains, and thus, growth rate momentum trends remain at levels near the last cyclical peak in 2004. In addition, Taiwan’s December exports came in stronger than expected, growing by 15.4% yoy, translating to a huge 4.7% month-on-month leap, seasonally-adjusted. December export figures confirmed that electronics exports continue to lead the upswing, following the temporary pause in export momentum in November and October. Looking forward, positive outlook on global manufacturing and corporate spending remain supportive of Taiwan’s export trend in the coming months. In terms of sector performance, food (+8.2%) and steel (+6.5%) outperformed other sectors in January on the back of superior financial performance and healthy end demand. On the other hand, tourism (–10.7%) and transportation (–8.2%) were underperformers in January due to disappointment for further opening on cross-strait economic exchange. Monthly return for the technology sector in January decreased to –0.3% from 7.8% a month ago due to profit-taking and concerns over industry outlook caused by major U.S. technology firms’ misses on earnings forecast.
Fund Performance Review:
The Fund underperformed its benchmark by 0.6% in January. The overweight position in the communication sector and the underweight position in the shipping sector contributed positively. The overweight positions in the Integrated Circuit (IC) design sector and the Printed Circuit Board (“PCB”) substrate sector negatively contributed to the performance.
Investment Strategy:
Considering the positive earnings growth momentum in 2006, the current market valuation of approximately 12 times price-to-earnings ratio is attractive. Despite the historically slow season in the first quarter of each year, many companies continue to deliver stronger than expected sales momentum and have enjoyed good visibility for their orders. Several companies forecast that the first quarter is the bottom of the year and their earnings will trend up from the second quarter. We consider issues like politics and the new tax package and currency effect insignificant, when technology growth momentum has been strong. In the coming weeks, we plan to remain moderately aggressive in our investment strategy considering the positive earnings growth momentum of the technology sector in 2006, especially Liquid Crystal Display (LCD) panel, packaging, and IC design sectors. Those sectors may benefit from strong global consumer demand for products such as laptops, handsets, LCD TVs, MP3 players, and game consoles. However, considering the rich valuation of some stocks (especially those high flyers in 2005); we may gradually reduce some of the over-valued stocks and add positions in some laggards in the coming weeks. We plan to remain underweight in the industrial cyclical sectors, such as steel, petrochemical, shipping and textile, based on the assumption of a downtrend of these sectors in the coming year. The earnings of the industrial cyclical sectors are forecast to be negative in 2006.
Total Fund Sector Allocation

	% of	% of
As of 01/31/06	Total Fund	TAIEX
PC & Peripherals	17.9	17.53
Semiconductor Manufacturing	16.3	14.73
Electronic Components	14.2	2.77
IC Design	12.5	3.68
Telecommunication	9.0	11.06
Financial Services	6.2	16.69
Electronics	5.1	1.94
TFT-LCD	4.7	4.56
Plastics	4.3	9.94
Iron & Steel	2.4	2.54
Memory IC	1.8	1.51
Automobile	0.5	1.22
Electric & Machinery	0.5	1.17
Transportation	0.4	2.14
Others	0.0	1.65
Textiles	0.0	1.35
Chemicals	0.0	1.25
Construction	0.0	0.97
Wholesale & Retail	0.0	0.80
Foods	0.0	0.70
Rubber	0.0	0.50
Elec. Appliance & Cable	0.0	0.46
Glass & Ceramics	0.0	0.31
Paper & Pulp	0.0	0.28
Tourism	0.0	0.24
Computer Service and Software	0.0	0.00
Cement	0.0	0.00
Biotech	0.0	0.00
Securities	0.0	0.00
Total	95.8	100.00
Cash	4.2

Technology
Non-Technology	81.5	57.78
Financial	8.1	25.53
	6.2	16.69

Total Net Assets: US$283.63Million
Top 10 Holdings of Total Fund Portfolio

As of 1/31/06	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd.	7.35

MediaTek, Inc.	5.63

Tripod Technology Corp.	5.37

Kinsus Interconnect Technology Corp.	5.05

Taiwan Semiconductor Manufacturing	4.76

Asustek Computer, Inc.	4.72

Siliconware Precision Industries Co.	4.46

Cheng Uei Precision Industry Co. Ltd.	3.80

Cathay Financial Holding Co. Ltd.	3.28

Au Optronics Corp.	3.18

Total	47.60

NAV: US$17.33 Price: US$17.33	Discount: 0.00%
No. of Shares: 16.4Million

Returns in US$ (%)*

		Taiwan Stock
	The Taiwan Fund, Inc.	Exchange Index
One Month	1.76	2.38
Fiscal Year to Date**	17.79	10.87
One Year	23.22	8.19
Three Years	15.79	12.18
Five years	2.28	2.20
Ten Years	3.41	1.65
Since Inception	10.37	10.72

*	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

**	The Fund’s fiscal year commences on September 1.
Premium/Discount of TWN
Market Data

	As of 12/30/05	As of 01/31/06
TAIEX	6548.34	6532.18
% change in NTD terms	5.56	-0.25
% change in USD terms	7.78	2.38
NTD Daily avg. trading volume (In Billions)	111.86	121.79
USD Daily avg. trading volume (In Billions)	3.41	3.81
NTD Market Capitalization (In Billions)	15128.04	15738.62
USD Market Capitalization (In Billions)	460.88	492.12
FX Rate: (NT$/US$)	32.824	31.981

Disclaimer:
This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Steven Chan

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